Exhibit 10.2

REVENUE SHARING AGREEMENT

THIS REVENUE SHARING AGREEMENT (this “Agreement”) is entered into by and between Green Room Palm Springs, LLC, a California limited liability company (the “Company”), Seneca Capital Partners, LP (“Seneca”) and GSRX Industries Inc., a Nevada Corporation (“GSRX”), dated October 6, 2020.

RECITALS

A.	The Company operates, or intends to operate, a cannabis dispensary in Palm Springs, California.

B.	GSRX was the former majority interest member of the Company.

C.	Under a Purchase Agreement dated October 6, 2020 (the “Purchase Agreement”), GSRX sold its 95% majority membership interest in the Company to Seneca (the “Membership Interest”).

D.	In connection with the purchase and sale pursuant to the Purchase Agreement, the Company agrees, and its majority member Seneca agrees to cause the Company, to pay 3% of all monthly revenue generated by the Company by it’s Palm Springs location to GSRX as further described in this Agreement.

E.	This agreement is made as an addendum to that Purchase Agreement between Seneca and GSRX.

Section 1. Certain Defined Terms

For the purposes of this Agreement, certain capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them on Exhibit A attached hereto and incorporated herein by reference.

Section 2. Recitals Incorporated Into Agreement

Each of the Company, Seneca and GSRX hereto acknowledge and agree that the foregoing Recitals are accurate and form part of this Agreement.

Section 3. Term and Termination

This Agreement shall commence immediately upon the official retail storefront opening to the public, which shall occur after receipt of all local and state required permits and licensing including occupancy readiness as determined by the City of Palm Springs and will terminate on the date the last Monthly Revenue Share payment is paid to GSRX, unless otherwise terminated as provided herein (the “Term”).

The Company shall notify GSRX within five (5) calendar days of the official retail storefront opening to the public. The parties expressly agree that email notification from Company addressed to Tom Gingerich at tom@gsrxindustries.com or Troy Nihart at troynihart@gmail.com constitutes adequate notification under this notification requirement.

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Section 4. Payments of Monthly Revenue Share Amount; Late Payments

Commencing with the calendar day on the opening of the retail storefront and each subsequent month to include a full sixty (60) calendar months of revenues, GSRX shall be entitled to receive a payment from the Company for each calendar month in an amount equal to the Monthly Revenue Share Amount and an unaudited statement of Monthly Net Revenues applicable to the payment being made prepared by the Company; provided that, if during the Term the Company ceases operations and is not generating revenue for any reason whatsoever for a period of 30 consecutive calendar days (the “Carve-Out Period”), the Carve-Out Period will not constitute and count as a calendar month for the purpose of GSRX’s right to receive the Monthly Revenue Share Amount for the sixty (60) calendar months contemplated herein. All payments of the Monthly Revenue Share Amount shall be paid by wire (to an account as directed by GSRX), money order or cash, at the discretion of the Company. Company shall provide an accompanying attachment of the revenues or sales as reported to the State of California’s official track-and-trace system) within fifteen (15) calendar days after the last day of each the calendar month.

All payments to GSRX pursuant to this Agreement shall be reduced by any cash refunds paid and sales discounts (or properly accrued as payable under the Company’s financial reporting policies) with respect to amounts previously reported to GSRX as monthly gross revenue and should such cash refunds paid or sales discounts not be fully processed and discoverable in one particular month, those discounts may be rolled over into the calculation of the next month’s Monthly Revenue Share Amount; provided that, any cash refunds paid and sales discounts must be reflected in the State of California’s official track-and-trace system for any reduction in payment to GSRX.

To the extent that any payment of the Monthly Revenue Share Amount is not paid within the required fifteen (15) calendar days after the last day of each the calendar month, and the delay is not reasonably excused, the Company may be assessed a late payment charge at an annual rate equal to five percent (5%) based on the number of days elapsed out of a 365 day calendar year. A delay shall be excused, but the obligation will not be terminated, under this paragraph if the delay is due to events outside of the reasonable control of the Company, including without limitation an act of God, an act of force majeure, or local, state or federal shut down mandate. This late payment charge shall be cumulative and assessed once per quarter against the unpaid amounts due to GSRX from the Company from the due date until the date of payment thereof and shall accrue and be added to any balance of unpaid amounts subject to late payment.

Section 5. No Guarantees.

Nothing in this Agreement guarantees any particular opening date of the retail store front, when revenues will be begin being received by Company or how much revenue will be received by Company. GSRX acknowledges that the regulatory climate and current economic and political environment pose a unique landscape for operations in California and as such fully acknowledges that these challenges may significantly impact revenue expectations.

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Section 6. Inspection Rights

The Company shall maintain books, records, documents and other written evidence, consistent with its normal accounting procedures and practices, sufficient to reasonably and accurately reflect the performance of its obligations under this Agreement and the determination of the Monthly Revenue Share Amount (collectively, the “Records”). Prior to the fulfillment of this Agreement, GSRX, at GSRX’s expense, shall have access, semi-annually, upon reasonable prior notice, during regular business hours so as to not interfere with the regular business activities of the Company (including providing access simultaneously to other Investors), to the Revenue Records and any ancillary records necessary for confirming, checking, reviewing, examining or verifying the accuracy of the amounts paid to GSRX under this Agreement.

Section 7. Events of Default; Remedies

Each of the following events constitutes an “Event of Default” for purposes of this Agreement:

(a) if two (2) consecutive payments of the Monthly Revenue Share Amount due to GSRX are not paid by the Company to GSRX on or prior to the due date, to the extent the delay is not excused pursuant to Section 5, regardless of whether any previous payments remain outstanding;

(b) an involuntary proceeding has been commenced or an involuntary petition has been filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, conservator or similar official for the Company or for a substantial part of its assets, and, in any such case, such proceeding or petition has continued un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing has been entered;

(c) the Company has (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (c) immediately above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for the Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(d) if (i) the Company breaches any other covenant of the Company contained in this Agreement, and such breach continues for a period of fifteen (15) business days after GSRX delivers written notice of the breach to the Company, or (ii) any representation or warranty made in this Agreement by the Company shall be materially incorrect when made or deemed made.

If an Event of Default occurs under Section 7(a), Section 7(b), or Section 7(d) and is continuing, then an amount equal to the outstanding and unpaid Monthly Revenue Share including all applicable interest shall, at the option of GSRX and, in the case of an Event of Default pursuant to Section 7(c) automatically, become immediately due and payable by the Company to GSRX.

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Section 8. Secured Obligations of the Company

Notwithstanding anything contained herein to the contrary, the obligations of the Company to GSRX under this Agreement shall be secured obligations of the Company.

GSRX will be entitled, only during the Term of this Agreement, to hold as security until completion and fulfillment of the payment obligations under this Agreement by the Company, and shall have the right to, and the Company will do all things necessary to assist GSRX to, register in the name of GSRX a security interest in all of Company’s right, title and interest in and to its inventory and supplies (“Collateral”), and any documents of title representing any of the foregoing.

In connection with the foregoing, the Company agrees to enter into the pledge and security agreement in the form attached as Exhibit B hereto and the filing of a UCC financing statement in connection hereto. It is expressly agreed to by the parties that such Collateral may only be used as payment for actual amounts outstanding pursuant to Section 4 of this Agreement. Within thirty (30) days after the termination or expiration of this Agreement, GSRX agrees to perform all actions necessary to terminate the UCC financing statement in accordance with Section 9-513 of the Uniform Commercial Code.

Section 9. Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or one (1) business day after being delivered by a recognized overnight delivery service, or upon transmission, if sent via electronic mail (with confirmation of receipt). Notices to each party shall be addressed as follows:

If to the Company, to:	Green Room Palm Springs, LLC

Attn: Christian Briggs
330 Franklin Road
Suite 135A-386
Brentwood, TN 37027

If to Seneca	Seneca Capital Partners, LP

Attn: Christian Briggs
330 Franklin Road
Suite 135A-386
Brentwood, TN 37027

If to GSRX:	GSRX Industries Inc.

Attn: Tom Gingerich
1301 E Debbie Lane 102-160
Mansfield, TX 76063

Either party may specify a different address for notices to be sent by providing at least five (5) days’ prior written notice of such change in address to the other party.

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Section 10. Consent to Electronic Delivery

GSRX hereby agrees that the Company deliver all notices, financial documents, statements, or other materials, and any and all other documents, information and communications concerning the affairs of the Company, including, without limitation, information about this agreement, required or permitted to be provided to GSRX under this agreement or hereunder by means of e-mail or by posting on an electronic message board or by other means of electronic communication.

Section 11. Entire Agreement and Amendments

This Agreement may not be modified or amended except pursuant to a written instrument signed by the Company. Except as otherwise expressly provided herein, this Agreement with respect to the Company and GSRX, represent(s) the entire agreement between the relevant parties regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises, and proposals, whether oral, written, or electronic, between them.

Section 12. Severability

In case any provision contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 13. Successors and Assigns

The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the parties’ successors and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties hereto without the prior written consent of the other Parties hereto, and any such assignment without such prior written consent shall be null and void.

Section 14. Governing Law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to the principles of conflicts of law.

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Section 15. Counterparts

This Agreement may be executed in three or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

Section 16. Indemnification

GSRX agrees to indemnify and reimburse the Company, from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by, or asserted against the Company in any way relating to or arising out of this Agreement or any action taken or omitted under this Agreement, provided that GSRX shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Company’s gross negligence or willful misconduct.

Section 17. Mandatory Binding Arbitration

Each party hereto hereby mutually agrees that (i) the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 17 (this “Arbitration Provision”), and (ii) shall be conducted by an arbitrator with relevant commercial expertise for the type of transaction contemplated by this Agreement. The arbitration shall be conducted in Palm Springs, California. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving GSRX (or persons claiming through or connected with GSRX), on the one hand, and the Company (or persons claiming through or connected with the Company), on the other hand, relating to or arising out of this Agreement, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

Section 18. Waiver of Court Rights

The parties acknowledge that they will not have a right to litigate claims through a trial pursuant to the Arbitration Provision. The parties hereby knowingly and voluntarily waive their rights to litigate such claims in a court.

[Signatures Begin on Following Page]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GREEN ROOM PALM SPRINGS, LLC

By:	/s/ Christian Briggs
Printed:	Christian Briggs
Title:	Manager, Seneca Capital Partners, LP

SENECA CAPITAL PARTNERS, LP

By:	/s/ Christian Briggs
Printed:	Christian Briggs

GSRX INDUSTRIES INC.

By:	/s/ Tom Gingerich
Printed:	Tom Gingerich
Title:	Chief Financial Officer

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EXHIBIT A

Definitions

“Confidential Information” means, whether or not such information is designated or marked by the Company as confidential, proprietary or secret, (a) any and all financial, technical and other information regarding the Company and its business, products, assets or properties; and (b) any and all proprietary information, materials, know-how and trade secrets of the Company with regard to the ideas, technology, products, business or business methods (whether or not in written, electronic, machine readable or other tangible form) of the Company, any parent, subsidiary or affiliate of the Company, or any of their respective officers, directors, members, managers, employees or agents.

“Monthly Net Revenue” means all gross revenues generated and collected specifically and solely by the Company’s Palm Springs location, less refunds and discounts by the Company during the Monthly Revenue Sharing Period reflected in the State of California’s official track-and-trace system.

“Monthly Revenue Share Amount” means an amount determined pursuant to the following formula: “Revenue Percentage x Monthly Net Revenue” for the applicable calendar month.

“Monthly Revenue Sharing Period” means for (i) the first month the period commencing on the first day of the beginning of operations and ending the last calendar day of such month, and (ii) each subsequent month thereafter, beginning on the first calendar day and ending on the last calendar day of such month for the duration of the Agreement.

“Revenue Percentage” is 3% for each Monthly Revenue Sharing Period.

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EXHIBIT B

Pledge and Security Agreement

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